As filed with the Securities and Exchange Commission on March 21, 2006

                                                          Registration No. _____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                          ACTIVECORE TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its Charter)

            Nevada                                      65-6998896
(State or other jurisdiction of            (I.R.S. employer identification no.)
incorporation or organization)

                        156 Front Street West, Suite 210
                         Toronto, Ontario M5J 2L6 Canada
          (Address, including zip code, of principal executive offices)
                                ----------------

  Conversion Agreement, dated Sept. 12, 2005, between Activecore Technologies,
                            Inc. and Peter Hamilton

  Conversion Agreement, dated Sept. 12, 2005, between Activecore Technologies,
                            Inc. and George Theodore

  Employment Agreement, dated Sept. 14, 2005, between Activecore Technologies,
                            Inc. and Peter Hamilton

  Employment Agreement, dated Sept. 14, 2005, between Activecore Technologies,
                            Inc. and George Theodore

  Employment Agreement, dated June 3, 2005, as amended Sept. 21, 2005, between
                Activecore Technologies, Inc. and Efrem Ainsley

 Employment Agreement, dated April, 2005, between Activecore Technologies, Inc.
                               and Andrew Wickett

  Employment Agreement, dated April 25, 2005, between Activecore Technologies,
                          Inc. and Debbie Gracie-Smith

 Conversion Agreement, dated February 8, 2006, between Activecore Technologies,
                            Inc. and Chris Champion

 Activecore Technology Bonus Plan Agreements, dated September 30, 2005, with 16 employees

 Activecore Technologies, Inc. Bonus Plan Agreements, dated September 30, 2005, with 8 employees

     Legal Services Agreement, dated September 12, 2005, between Activecore
                 Technologies, Inc. and Peter Paul Du Vernet .

      Personal Guarantee Agreement, dated May 3, 2005, between Activecore
                     Technologies, Inc. and Peter Hamilton

      Personal Guarantee Agreement, dated May 3, 2005, between Activecore
                     Technologies, Inc. and George Theodore

 Consulting Agreement, dated January 6, 2006, between Activecore Technologies,
                            Inc. and Brian McDonald

 Conversion Agreement, dated January 31, 2006, between Activecore Technologies,
                             Inc. and Kent Emerson

    Stock Bonus Plan, dated February 7, 2006, for Non Employee Directors of
                         Activecore Technologies, Inc.

  Services Agreement , dated January 1, 2006, between Activecore Technologies,
                      Inc. and Shai Stern and Seth Farbman

                                  -------------
                           (Full titles of the plans)
                                ----------------

                 Copies of all communications should be sent to:

                              Ward B. Hinkle, Esq.
                                Hodgson Russ LLP
                            One M&T Plaza, Suite 2000
                          Buffalo, New York 14203-2391
                                 (716-) 856-4000
                             Fax No.: (716) 849-0349

                         CALCULATION OF REGISTRATION FEE

------------------------------- ------------------ ---------------------- --------------------- ----------------
                                     Amount          Proposed Maximum       Proposed Maximum
  Title of Securities to be           to be           Offering Price           Aggregate           Amount of
          Registered              Registered(1)       Per Share((2))         Offering Price      Registration
                                                                                                      Fee
------------------------------- ------------------ ---------------------- --------------------- ----------------
Common Stock                      13,165,000            $0.16 ((2))       $2,106,400.00            $225.38
------------------------------- ------------------ ---------------------- --------------------- ----------------
Common Stock                       2,401,622               $0.10            $240,162.20             $25.70
------------------------------- ------------------ ---------------------- --------------------- ----------------
Common Stock                       1,100,000               $0.15            $165,000.00             $17.66
------------------------------- ------------------ ---------------------- --------------------- ----------------
Common Stock                         382,353               $0.17             $65,000.00             $6.96
------------------------------- ------------------ ---------------------- --------------------- ----------------

(1) In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1933. For the purposes of this table, we have used the average of the reported closing bid and asked prices on the NASD OTC Bulletin Board as of March 17, 2006, a date within five business days prior to the date of filing of this registration.

                                EXPLANATORY NOTE

The 17,048,975 shares of Common Stock to be registered pursuant to this Registration Statement are comprised of the following issuances:

      (a) 1,136,622 shares of Common Stock issued to Peter Hamilton, President and Chief Executive Officer of the Registrant, in respect of unpaid and accrued salary up to August 1, 2005 at a conversion rate of $0.10 per share. The parties agreed to this conversion on September 12, 2005.

      (b) 414,500 shares of Common Stock issued to George Theodore, Executive Vice-President - Business Development of the Registrant, in respect of unpaid and accrued salary up to August 1, 2005 at a conversion rate of $0.10 per share. The parties agreed to this conversion on September 12, 2005.

      (c) 1,000,000 shares of Common Stock, of which 250,000 shares have been issued and 750,000 shares are to be issued to Peter Hamilton, President and Chief Executive Officer of the Registrant, pursuant to the terms of the employment contract with the Registrant dated September 14, 2005.

      (d) 1,000,000 shares of Common Stock, of which 250,000 shares have been issued and 750,000 shares are to be issued to George Theodore, Executive Vice-President - Business Development of the Registrant, pursuant to the terms of the employment contract with the Registrant dated September 14, 2005.

      (e) 2,000,000 shares of Common Stock, of which 250,000 shares have been issued and 1,750,000 shares are to be issued to Efrem Ainsley, Chief Financial Officer of the Registrant, pursuant to the terms of the employment contract with the Registrant dated June 3, 2005, and an amendment to that employment contract dated September 21, 2005.

      (f) 1,000,000 shares of Common Stock to be issued to Andrew Wickett, an employee of the Registrant's Cratos division, pursuant to the terms of the employment contract with the Registrant dated April 25, 2005.

      (g) 1,000,000 shares of Common Stock to be issued to Debbie Gracie-Smith, an employee of the Registrant's Cratos division, pursuant to the terms of the employment contract with the Registrant dated April 25, 2005.

      (h) 382,353 shares of Common Stock to be issued to Chris Champion, an employee of the Registrant's United Kingdom operations, in respect of unpaid salary at a conversion rate of $0.17 per share. The parties agreed to this conversion on February 8, 2006.

      (i) an aggregate of 1,535,000 shares of Common Stock, of which 767,500 shares have been issued and 767,500 shares are to be issued to 16 employees of the Registrant's Cratos subsidiary pursuant to an agreement with the Registrant dated September 23, 2005.

      (j) an aggregate of 670,000 shares of Common Stock, of which 150,000 shares have been issued and 520,000 shares are to be issued to 8 employees of the Registrant pursuant to the terms of bonus agreement with the Registrant dated September 30, 2005.

      (k) an aggregate of 850,500 shares of Common Stock issued to a party in respect of unpaid and accrued fees for legal services provided to the Registrant at a conversion rate of $0.10. per share pursuant to the terms of a fee conversion agreement. The parties agreed to this conversion on September 12, 2005.

      (l) 4,000,000 shares of Common Stock issued to two parties (as to 2,000,000 to Peter Hamilton (an officer and director of the Registrant) and 2,000,000 to George Theodore (senior management of the Registrant)) in consideration for such parties' agreement to provide personal individual guarantees in respect of indebtedness of the Registrant and/or of any subsidiary of the Registrant up to a maximum amount of CND$1,500,000 for a period of 2 years from the date of the agreement. Currently, each of these parties has provided a personal individual guarantee in connection with the Cratos Division's demand line of credit dated April 27, 2005 in the maximum amount of CND$1,500,000. This issuance was agreed to by the parties pursuant to a letter agreement dated May 3, 2005.

      (m) 700,000 shares of Common Stock to be issued to Brian MacDonald, a consultant to the Company , pursuant to the terms of the consulting agreement with the Registrant dated January 6, 2006.

      (n) A total of 400,000 shares of Common Stock to be issued to Kent Emerson in respect of unpaid and accrued salary up to January 31, 2006 at a conversion rate of $0.15 per share.

      (o) A total of 700,000 shares of Common Stock to be issued to the Company's independent directors in respect of services to be rendered for the fiscal 2006 year at a conversion rate of $.15 per share.

      (p) 130,000 shares of Common Stock to be issued to Shai Stern and 130,000 shares of Common Stock to be issued to Seth Farbman in respect of Edgar services to be rendered during fiscal 2006 pursuant to a an agreement dated January 1, 2006.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

      Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The following documents filed by with the Securities and Exchange Commission ("SEC") by the Registrant are incorporated by reference into this this Registration Statement:

      (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed with the SEC on May 18, 2005;

      (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004; and

      (c) The description of the Registrant's common stock contained in its registration statement under Section 12 of the Exchange Act, including any amendment or report included for the purpose of updating the description.

      All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 5(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold under this Registration Statement, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is also deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

      Not applicable.

Item 5.  Interest of Named Experts and Counsel.

      Not applicable.

Item 6.  Indemnification of Directors and Officers.

      Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of ActiveCore to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer.

      The Registrant's Bylaws provide that the Registrant shall indemnify its officers and directors against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon an officer or director in connection with any proceeding to which the officer or director may be made a party, or in which the officer or director may become involved, by reason of being or having been an officer or director of the Registrant or is or was serving at the Registrant's request as a director, officer, employee or agent of the Registrant, partnership, joint venture, trust or enterprise, or any settlement thereof, except in such cases wherein the officer or director is adjudged guilty of willful misfeasance or malfeasance in the performance of the officer's or director's duties. In the event of a settlement, the indemnification only applies when the Registrant's Board of Directors approves such settlement and reimbursement as being in the best interests of the Registrant.

      The Bylaws further provide that the Registrant will indemnify its officers and Directors against expenses of a suit, litigation or other proceeding that is specifically permissible under applicable law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

      The foregoing provisions affecting personal liability do not abrogate a director's fiduciary duty to the Registrant and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Registrant and those of the director, or for violations of the federal securities laws. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the officer or director received a benefit in money, property or services to which the officer or director is not legally entitled.

Nevada Revised Statute Section 78.7502 provides that:

(i) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(ii) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(iii) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Nevada Revise Statute Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

      (a)   by our stockholders;

      (b) by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

      (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

      (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

      (e)   by court order.

Item 7.  Exemption From Registration Claimed

      Not applicable.

Item 8.  Exhibits.

Exhibit No. Description
----------  -----------

5.1 Opinion and consent of Burton, Bartlett & Glogovac with respect to the legality of the issuance of securities being issued -- filed herewith.

23.1        Consent of Auditor - BDO Dunwoody LLP - filed herewith.

23.2        Consent of Auditor - Weinberg & Company, P.A.

23.4 Consent of Burton, Bartlett & Glogovac is contained in Exhibit 5.1 filed herewith.

24.1        Power of Attorney (contained on the signature page hereto)

The Exhibits to this Registration Statement are listed in the Index to Exhibits.

Item 9.      Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 21st day of March, 2006.

                          ACTIVECORE TECHNOLOGIES INC.

                          By: /s/ Peter Hamilton
                              -------------------------------------------------
                              Name:    Peter Hamilton
                              Title:   President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

Signature                         Title                                             Date
---------                         -----                                             ----
(a) Principal Executive Officer

/s/ Peter Hamilton                President, Chief Executive Officer and Director   March 21, 2006
------------------
Peter Hamilton

(b) Principal Financial and Accounting Officer

/s/ Efrem Ainsley                 Chief Financial Officer                           March 21, 2006
-----------------
Efrem Ainsley

(c) Directors

/s/ Stephen Lewis                 Director                                          March 21, 2006
-----------------
Stephen Lewis

/s/ Steven Smith                  Director                                          March 21, 2006
----------------
Steven Smith

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Hamilton as his true and lawful attorney-in-fact and agent, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement, and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, the above Power of Attorney has been signed below by the following persons in the capacities indicated.

Signature                 Title                                                 Date
---------                 -----                                                 ----
/s/ Peter Hamilton        President, Chief Executive Officer and Director       March 21, 2006
------------------
Peter Hamilton

/s/ Stephen Lewis         Director                                              March 21, 2006
-----------------
Stephen Lewis

/s/ Steven Smith          Director                                              March 21, 2006
----------------
Steven Smith

/s/ Efrem Ainsley         Chief Financial Officer                               March 21, 2006
-----------------
Efrem Ainsley